CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation of our report dated January 25, 2000, except for Note 13 as to which the date is March 13, 2000, appearing in the Annual Report on Form 10-K of Armanino Foods of Distinction, Inc. for the year ended December 31, 1999, in the Company's Registration Statement on Form S-8, SEC File No. 33-94196.


/s/ Pritchett, Siler & Hardy, P.C.
PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
March 28, 2000